Exhibit 99.1

Wayside Technology Group, Inc. Reports 2016 First Quarter Results

and Declares Quarterly Dividend

Q1 2016:
Revenue:	$93.3 million
Income from operations:	$1.5 million
Net income:	$1.0 million
Diluted earnings per share:	$0.22 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, April 28, 2016 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the first quarter ended March 31, 2016.  The results will be discussed in a conference call to be held on Friday, April 29, 2016 at 10:00 a.m. EDT.  The dial-in telephone number is (866)814-8482 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

Cash and long term receivables amounted to $31.1 million, representing 81% of equity as of March 31, 2016. Working capital amounted to $31.0 million, representing 80% of equity as of March 31, 2016.

“Considering the overall environment, we are pleased to report solid quarterly results as compared to an exceptionally strong Q1 2015. Our investments in Lifeboat Distribution segment delivered solid results as it continued to execute on its strategic plan. Our TechXtend segments revenues were down compared to an exceptionally strong Q1 last year, which benefited from a strong level of extended payment term sales transaction business.” said Simon F. Nynens, Chairman and Chief Executive Officer. “We see opportunities for growth in the remainder of this year. We bought back a total of approximately 53,000 shares in the first quarter of 2016 and we still have approximately 415,000 shares of Common Stock available for future repurchase.  We will continue to buy back shares according to our 10-b5 Stock Repurchase Plan.”

Net sales for the first quarter ended March 31, 2016 increased 1% or $0.6 million to $93.3 million compared to $92.7 million for the same period in 2015. Total sales for the first quarter of 2016 for our Lifeboat Distribution segment were $86.3 million compared to $82.9 million in the first quarter of 2015, representing an increase of $3.4 million or 4%. Total sales for the first quarter of 2016 for our TechXtend segment were $7.0 million compared to $9.7 million in the first quarter of 2015, representing a decrease of $2.8 million or 28%.

The 4% increase in net sales for the Lifeboat Distribution segment was mainly a result of the addition of several key product lines and our ongoing strategy of strengthening of our account penetration. This was offset in part by lower sales to one of our key accounts. The 28% decrease in net sales in the TechXtend segment was primarily due to a $2.2 million decrease in extended payment terms sales transactions and lower hardware sales of $0.4 million as compared to the first quarter ended March 31, 2015.

Gross Profit for the first quarter ended March 31, 2016 was $6.0 million, a 6% decrease as compared to $6.4 million for the first quarter of 2015. Gross profit for our Lifeboat segment in the first quarter of 2016 was slightly lower at $5.1 million compared to $5.2 million for the first quarter of 2015, representing a 2% decrease. Gross profit for our TechXtend segment in the first quarter of 2016 was $0.8 million compared to $1.1 million for the first quarter of 2015, representing a 29% decrease. This decrease for the TechXtend segment was primarily due to the decreased sales volume in the current year.

Gross profit margin (gross profit as a percentage of net sales) for the first quarter ended March 31, 2016 was 6.4% compared to 6.9% for the first quarter of 2015. Gross profit margin for our Lifeboat Distribution segment for the first quarter of 2016 was 6.0% compared to 6.3% for the first quarter of 2015. The decrease in gross profit margin for the Lifeboat Distribution segment was primarily caused by a program change by one of our main vendors, causing gross margins to decline by 2.7% for that line. Gross profit margin for our TechXtend segment for the first quarter of 2016 was essentially flat at 11.5% compared to the first quarter of 2015.

Total selling, general, and administrative (“SG&A”) expenses for the first quarter of 2016 was essentially flat at $4.5 million compared to the first quarter of 2015. As a percentage of net sales, SG&A expenses for first quarter of 2016 were 4.8% compared to 4.9% for the first quarter of 2015.

For the three months ended March 31, 2016, the Company recorded a provision for income taxes of $528,000 or 33.9% of income, compared to $684,000 or 34.5% of income for the same period in 2015.

Net income and diluted earnings per share for the first quarter of 2016 were $1.0 million and $0.22, respectively, compared to $1.3 million and $0.28, respectively, for the first quarter of 2015.

On April 25, 2016, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable May 17, 2016 to shareholders of record on May 10, 2016.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Kevin Scull, Vice President and Chief Accounting Officer

Wayside Technology Group, Inc.

(732) 389-0932

Kevin.Scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	March 31, 2016	December 31, 2015
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$24,290	$23,823
Accounts receivable, net	55,583	58,965
Inventory, net	2,387	1,954
Prepaid expenses and other current assets	1,139	989
Deferred income taxes	261	260
Total current assets	83,660	85,991

Equipment and leasehold improvements, net	334	362
Accounts receivable long-term	6,808	7,386
Other assets	139	82
Deferred income taxes	253	261

Total assets	$91,194	$94,082

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$52,667	$55,423
Total current liabilities	52,667	55,423

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,808,585 and 4,700,812 shares, Respectively	53	53
Additional paid-in capital	31,868	32,540
Treasury stock, at cost, 475,915 and 583,688 shares, respectively	(10,092)	(10,296)
Retained earnings	18,026	17,813
Accumulated other comprehensive loss	(1,328)	(1,451)
Total stockholders’ equity	38,527	38,659
Total liabilities and stockholders’ equity	$91,194	$94,082

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Three months ended
	March 31,
	2016	2015
	(Unaudited )
Revenues
Lifeboat segment	$86,340	$82,945
TechXtend segment	6,983	9,746
Total Revenue	93,323	92,691

Cost of sales
Lifeboat segment	81,187	77,711
TechXtend segment	6,183	8,624
Total Cost of sales	87,370	86,335

Gross Profit	5,953	6,356

Operating expenses
Selling costs	2,322	2,371
Share- based compensation	399	267
Other general and administrative expenses	1,739	1,828
Total Selling, general and administrative expenses	4,460	4,466

Income from operations	1,493	1,890

Interest, net	64	98
Foreign currency translation	—	(1)
Income before provision for income taxes	1,557	1,987
Provision for income taxes	528	684

Net income	$1,029	$1,303

Income per common share - Basic	$0.23	$0.28
Income per common share - Diluted	$0.22	$0.28

Weighted average common shares outstanding - Basic	4,565	4,690
Weighted average common shares outstanding - Diluted	4,580	4,718